Exhibit 99.1

Shiner International, Inc. Appoints Jeffrey T. Roney as Chief Financial Officer

Haikou, China, February 25, 2010 –Shiner International, Inc. (NASDAQ: BEST), a market leader in food safety and anti-counterfeiting packaging, today announced the appointment of Mr. Jeffrey T. Roney as the company’s Chief Financial Officer. His responsibilities will include overseeing the corporate finance and investor relations functions of the Company.

Mr. Roney is a seasoned executive with more than 24 years of experience in accounting, finance, capital markets, and business development. He has substantial experience in emerging markets.  He owned and operated Roney Capital Partners, a privately held investment management and financial consulting company located in Virginia, and Roney Capital Consulting from 1988 through 2009.

Mr. Roney began his career with Honeywell Federal Systems Division from 1984 until 1986, developing new business opportunities within the Department of Defense. Mr. Roney received a BS/BA in Accounting from American University in 1984 and an MBA from Babson College in 1988.

Mr. Roney will be based in Charlottesville, VA and report directly to Qingtao Xing, Chief Executive Officer of Shiner.

"We are extremely pleased to welcome Jeff to Shiner's management team. He brings a broad base of financial experience and global expertise to Shiner, as well as a solid reputation among the financial community," said Qingtao Xing. "I am confident that Jeff will be a tremendous asset as we focus on building value for Shiner shareholders."

Shiner’s previous CFO, Ms. Xuezhu Xu, will assume the role of Corporate Controller.  Ms. Xu joined Shiner’s predecessor company, Sino Palace, in April 2004. "As Shiner's CFO, Ms. Xu has done an excellent job of developing and building a strong accounting and finance department within Shiner. Ms Xu provided the financial leadership that contributed to the successful consummation of the company's reverse merger in 2007 and oversaw our listing on the Nasdaq in February 2008," added Xing.

About Shiner International, Inc.

Shiner International is engaged in the research and development, manufacture and sale of flexible packaging material. Products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. The Company's flexible packaging products are used by manufacturers in the food and consumer products industry to preserve texture, flavor, hygiene, and convenience and safety of their products. The Company was founded in 1990 and is headquartered in Haikou China.

Approximately 69% percent of Shiner's current customers are located in China with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 15 patents on products and production equipment, and has an additional eight patent applications pending. The Company's flexible packaging meets the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000. Additional information on Shiner International is available at www.shinerinc.com.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission.

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Contact:

Shiner International, Inc.
Jeffrey T. Roney
C.F.O.
Email: jeffrey.roney@shinerinc.com
Phone : (434) 531 4146